Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Nine Months Ended September 30, 2014

DTE Gas Company

Quarter Ended September 30, 2014

DEFINITIONS

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company and numerous non-utility subsidiaries.

DTE Gas	DTE Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies.

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MPSC	Michigan Public Service Commission

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In millions)
Operating Revenues	$145	$158	$1,157	$995

Operating Expenses
Cost of gas	10	27	505	397
Operation and maintenance	111	104	333	312
Depreciation and amortization	24	23	72	70
Taxes other than income	14	12	46	43
	159	166	956	822
Operating Income (Loss)	(14)	(8)	201	173

Other (Income) and Deductions
Interest expense	14	14	43	43
Interest income	(2)	(2)	(5)	(5)
Other income	(2)	(2)	(7)	(6)
Other expenses	1	1	2	2
	11	11	33	34
Income (Loss) Before Income Taxes	(25)	(19)	168	139

Income Tax Expense (Benefit)	(9)	(7)	61	49

Net Income (Loss)	$(16)	$(12)	$107	$90

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In millions)
Net income (loss)	$(16)	$(12)	$107	$90
Comprehensive income (loss)	$(16)	$(12)	$107	$90

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	September 30,	December 31,
	2014	2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $29 and $20, respectively)
Customer	165	341
Affiliates	56	52
Other	1	2
Inventories
Gas	107	4
Materials and supplies	16	15
Gas customer choice deferred asset	81	81
Deferred income taxes	59	37
Notes receivable
Affiliates	4	5
Other	5	3
Regulatory assets	42	13
Other	26	15
	562	569

Investments	26	25

Property
Property, plant and equipment	4,222	4,101
Less accumulated depreciation and amortization	(1,647)	(1,605)
	2,575	2,496
Other Assets
Regulatory assets	529	558
Net investment in lease	61	63
Prepaid pension costs — affiliates	220	206
Prepaid postretirement costs — affiliates	67	46
Other	7	8
	884	881
Total Assets	$4,047	$3,971

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	September 30,	December 31,
	2014	2013
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$14	$19
Other	155	137
Short-term borrowings
Affiliates	14	12
Other	192	96
Current portion of long-term debt	140	80
Regulatory liabilities	3	24
Other	57	69
	575	437

Long-Term Debt (net of current portion)	809	949

Other Liabilities
Deferred income taxes	787	701
Regulatory liabilities	439	477
Accrued pension liability — affiliates	101	116
Asset retirement obligations	131	127
Other	42	44
	1,500	1,465
Commitments and Contingencies (Note 9)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	631	588
Accumulated other comprehensive loss	(2)	(2)
	1,163	1,120
Total Liabilities and Shareholder's Equity	$4,047	$3,971

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
	(In millions)
Operating Activities
Net income	$107	$90
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	72	70
Allowance for equity funds used during construction	—	(1)
Deferred income taxes	56	48
Changes in assets and liabilities:
Accounts receivable, net	172	130
Inventories	(104)	(41)
Prepaid pension costs — affiliates	(14)	(17)
Prepaid postretirement benefit costs — affiliates	(21)	—
Accounts payable	7	(11)
Accrued pension liability — affiliates	(15)	4
Accrued postretirement liability — affiliates	—	(43)
Regulatory assets and liabilities	(46)	28
Other assets	(11)	(8)
Other liabilities	(7)	(27)
Net cash from operating activities	196	222
Investing Activities
Plant and equipment expenditures	(152)	(155)
Notes receivable and other	2	5
Net cash used for investing activities	(150)	(150)
Financing Activities
Short-term borrowings - other	96	106
Short-term borrowings - affiliate	2	(59)
Redemption of long-term debt	(80)	(60)
Dividends on common stock	(64)	(59)
Other	(1)	—
Net cash used for financing activities	(47)	(72)
Net Decrease in Cash and Cash Equivalents	(1)	—
Cash and Cash Equivalents at Beginning of Period	1	1
Cash and Cash Equivalents at End of Period	$—	$1

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$25	$13

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss
	Common Stock
	Shares	Amount				Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2013	10,300	$10	$524	$588	$(2)	$1,120
Net income	—	—	—	107	—	107
Dividends declared on common stock	—	—	—	(64)	—	(64)
Balance, September 30, 2014	10,300	$10	$524	$631	$(2)	$1,163

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Corporate Structure

DTE Gas is a Michigan corporation organized in 1898. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is a public utility subject to regulation by the MPSC and the FERC. DTE Gas is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this Report to “we”, “us”, “our” or “Company” are to DTE Gas and its subsidiaries, collectively.

Basis of Presentation

These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2013 Consolidated Financial Statements furnished on Form 8-K.

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

The Consolidated Financial Statements are unaudited, but in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2014.

Principles of Consolidation

The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. These Consolidated Financial Statements also reflect the Company’s proportionate interests in certain jointly owned utility plants. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

The Company's effective tax rate for the three months ended September 30, 2014 was 36% as compared to an effective tax rate of 37% for the three months ended September 30, 2013. The Company's effective tax rate for the nine months ended September 30, 2014 was 36% as compared to 35% for the nine months ended September 30, 2013.

The Company had an income tax receivable due from DTE Energy of $49 million at September 30, 2014 and $48 million at December 31, 2013.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $4 million and $3 million for the three months ended September 30, 2014 and 2013, respectively while such allocation was $12 million and $13 million for the nine months ended September 30, 2014 and 2013, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. Early adoption is not permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.

NOTE 4 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2014 and December 31, 2013. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Fair Value of Financial Instruments

The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.

The following table presents the carrying amount and fair value of financial instruments as of September 30, 2014 and December 31, 2013:

	September 30, 2014				December 31, 2013
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable - affiliates	$4	$—	$—	$4	$5	$—	$—	$5
Short-term borrowings - affiliates	$14	$—	$—	$14	$12	$—	$—	$12
Short-term borrowings - other	$192	$—	$192	$—	$96	$—	$96	$—
Long-term debt	$949	$—	$539	$528	$1,029	$—	$908	$204

Other Securities

At September 30, 2014 and 2013, trading securities consisted of life insurance contracts, which had underlying investments in money-market and debt and equity securities. Gains related to trading securities held were $1 million and $2 million at September 30, 2014 and 2013, respectively.

NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. The Company has risk management policies to monitor and manage market risks. DTE Gas purchases, stores, transports, distributes and sells natural gas. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2017. Substantially all of these contracts meet the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

A reconciliation of the asset retirement obligation for the nine months ended September 30, 2014 follows:

(In millions)
Asset retirement obligations at December 31, 2013	$127
Accretion	5
Revision in estimated cash flows	(1)
Asset retirement obligations at September 30, 2014	$131

NOTE 7 — LONG-TERM DEBT

Debt Issuances

In September 2014, the Company agreed to issue $150 million of 4.35% mortgage bonds due 2044 to a group of institutional investors in a private placement transaction. The bonds are expected to close and fund in December 2014. Proceeds will be used for general corporate purposes.

Debt Redemptions

In 2014, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
May	Mortgage Bonds	8.25%	2014	$80
				$80

NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

DTE Gas has a $300 million unsecured revolving credit agreement with a syndicate of 19 banks that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.7% of the commitment in the facility. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in April 2018. At September 30, 2014, there was $192 million outstanding against the facility, while there was $96 million outstanding against the facility at December 31, 2013.

The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain DTE Gas short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2014, the total funded debt to total capitalization ratio for DTE Gas is 0.45 to 1 and is in compliance with this financial covenant.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Environmental Matters

Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. DTE Gas owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of two of the MGP sites is complete and the sites are closed. We expect complete closure of two additional sites and partial closure of two sites by the end of 2014. Cleanup activities associated with the remaining sites will be continued over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases and underground storage tank locations. As of September 30, 2014 and December 31, 2013, the Company had $25 million and $27 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for DTE Gas, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Guarantees

In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform. The Company may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.

Labor Contracts

There are several bargaining units for the Company's approximately 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.

Purchase Commitments

As of September 30, 2014, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1 billion from 2014 through 2051.

DTE Gas also estimates that 2014 capital expenditures will be approximately $240 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells natural gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail, financial and other industries. Certain of its customers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and records provisions for amounts considered at risk of probable loss. The Company believes its accrued amounts are adequate for probable loss.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company's operations or financial statements in the periods they are resolved.

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

The following table details the components of net periodic benefit costs for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
	(In millions)
Three Months Ended September 30
Service cost	$4	$5	$2	$2
Interest cost	11	10	5	5
Expected return on plan assets	(19)	(18)	(9)	(9)
Amortization of:
Net actuarial loss	10	11	1	3
Prior service credit	—	—	(8)	(8)
Net transition liability	—	—	—	1
Net periodic benefit cost (credit)	$6	$8	$(9)	$(6)

	Pension Benefits		Other Postretirement Benefits
	2014	2013	2014	2013
	(In millions)
Nine Months Ended September 30
Service cost	$13	$15	$6	$9
Interest cost	33	30	15	15
Expected return on plan assets	(55)	(56)	(26)	(27)
Amortization of:
Net actuarial loss	26	34	4	10
Prior service credit	—	—	(23)	(19)
Net transition liability	—	—	—	1
Net periodic benefit cost (credit)	$17	$23	$(24)	$(11)

Pension and Other Postretirement Contributions

During the first nine months of 2014, the Company contributed $20 million to its pension plans. At the discretion of management, and depending upon financial market conditions, the Company may make up to a $20 million contribution to its pension plans in 2014.

At the discretion of management, the Company may make up to a $25 million contribution to its other postretirement benefit plans in 2014.